150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110771240-85
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/27/2011 12:25 PM
	Entity Number E0284282010-0

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation

SEVEN ARTS ENTERTAINMENT INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences limitations, restrictions and relative rights of the following class or series of stock.

SEVEN ARTS ENTERTAINMENT INC., a corporation organized and existing under the laws of the State of Nevada ("Company"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company effective as of October 26, 2011, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation (as amended) and by the Bylaws of the Company.
RESOLVED that, pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the Company's Articles of Incorporation (as amended), the Board of Directors hereby reclassifies One Hundred And Twenty-Five Thousand One Hundred And Twenty-Five (125,125) of the Fifty Million (50,000,000) shares of the Company's previously authorized common stock, par value $0.01 per share (the "Common Stock"), into a

(to be continued to next page)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

Signature of Officer, Peter Hoffman, Chief Executive Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.

Certificate of Designations continued:

. . . into a new class and series of preferred stock herein authorized and designated as the Series A Cumulative Convertible $10.00 Stated Value Preferred Stock, Stated Value $10.00 per share defined below as the Series A Preferred Stock; and the Board of Directors hereby designates and fixes the classification, voting powers, designations, preferences, limiting rights, and the relative, participating, optional and other special rights of the Fifty Million (50,000,000) authorized shares of the Capital Stock (as defined below) of Company (as defined below) as follows:

1. Number. The number of shares constituting the Series A Preferred Stock shall be One Hundred And Twenty-Five Thousand, One Hundred And Twenty-Five (125,125) shares. The remaining Forty-Nine Million, Eight Hundred And Seventy-Four Thousand, Eight Hundred And Seventy-Five (49,874,875) shares of the Company's authorized stock shall become Common Stock, provided that the Company's Board has the right to reclassify such shares in order to create additional classes or series of stock, and to prescribe the voting powers, designations, preferences, limitations, restrictions, and the relative, participating, optional and other special rights of the shares of such classes or series.

2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated. The following definitions will be equally applicable to both the singular and plural forms of the defined terms.

"Articles" means the Articles of Incorporation of the Company, as amended.

"Board" means the Board of Directors of the Company.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

"Certificate of Rights and Preferences" means this Certificate of Designations, Rights and Preferences of the Series A Cumulative Convertible $10.00 Stated Value Preferred Stock.

"Change of Control" shall mean the acquisition, directly or indirectly, by any Person of ownership of, or the power to direct the exercise of voting control over, a majority of the issued shares of SAE.

"Common Stock" means Forty-Nine Million, Eight Hundred And Seventy-Four Thousand, Eight Hundred And Seventy-Five (49,874,875) shares of the Company's authorized Capital Stock of the Fifty Million shares of Capital Stock authorized by the Articles of Incorporation. Shares of Common Stock shall be considered Junior Securities as defined herein.

"Company" means Seven Arts Entertainment, Inc., a Nevada corporation.

"Conversion Closing" is defined in Section 6(A)(i).

"Conversion Closing Date" is defined in Section 6(A)(i).

"Conversion Notice" is defined in Section 6(A)(i).

"Conversion Price" is defined in Section 6(A)(ii), subject to adjustment as set forth in this Certificate of Rights and Preferences and subject to adjustment for stock splits, recombinations, stock dividends, anti-dilution provisions, and the like.

"Conversion Stock Amount" is defined in Section 6(A)(iii).

"Daily Market Price" means, with respect to the Common Stock on any date, the amount per share of such Common Stock equal to (i) the daily volume-weighted average price on such date on the Principal Listing Exchange or, if such security has no Principal Listing Exchange, the market on which such security is then listed or, if no sale takes place on such date, the average of the closing bid and asked prices thereof on such date on the Principal Listing Exchange or, if such security has no Principal Listing Exchange, the market on which such security is then listed, in each case as reported by Bloomberg, L.P. (or by such other Person as Holder and the Company may agree), or (ii) if such Common Stock are not then listed or admitted to trading on a market, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Holders of a Majority of the Series A Preferred Stock and reasonably acceptable to the Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

"Dividend Payment Date" is defined in Section 3(A).

"Dividend Period" means a calendar quarter as is provided in Section 3.

"Dividend Rate" means eight percent (8%) per annum.

"Exchange" means NASDAQ or any other national trading exchange on which the Common Stock is listed or admitted to trading at any relevant time.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Holder" means a holder of Series A Preferred Stock.

"Issue Date" means with respect to any share of Series A Preferred Stock the original date of issuance of such share of Series A Preferred Stock.

"Junior Securities" means Capital Stock of the Company that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series A Preferred Stock. Junior Securities include (without limitation) Common Stock and any other class or series of Capital

Stock issued by the Company or any Subsidiary of the Company on or after the date of filing this Certificate with the Nevada Secretary of State.

"Liquidation" means the voluntary or involuntary Change of Control, liquidation (including, without limitation, the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets), dissolution or winding up of the Company.

"Liquidation Preference" is defined in Section 4.

"Majority of the Series A Preferred Stock" means more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.

"Parent" means Seven Arts Pictures Inc., a Nevada corporation.

"Parity Securities" means any class or series of Capital Stock of the Company that, with respect to dividends or distributions upon Liquidation, is *pari passu* with the Series A Preferred Stock. Company will not issue any Parity Securities (including, without limitation, any additional Series A Preferred Stock) without approval from the Holders of a Majority of the Series A Preferred Stock, which approval may be withheld by the Holders for any reason in its sole discretion.

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

"Principal Listing Exchange" means the "Exchange"

"Registered Common Stock" means Common Stock of the Company the resale of which has been registered under the Securities Act and is freely tradable upon delivery.

"Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

"Senior Securities" means any class or series of Capital Stock of the Company that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series A Preferred Stock. Company will not issue any Senior Securities without approval of Holders of a Majority of the Series A Preferred Stock, which approval may be withheld by the Holders for any reason in its sole discretion.

"Series A Preferred Stock" means the One Hundred And Twenty-Five Thousand, One Hundred And Twenty-Five (125,125) shares of Series A Cumulative Convertible $10.00 Stated Value Preferred Stock of the Company designated by the Board of Directors of the Company pursuant to this Certificate. The Company will not issue any additional shares of Series A Preferred Stock without approval of Holders of a Majority of the Series A Preferred Stock, which approval may be withheld by the Holders for any reason in its sole discretion.

"Stated Value" is an amount equal to $10.00 per share of Series A Preferred Stock plus (x) any accrued and unpaid dividends, as of the date of determination, which for purposes of Section 6(A) shall be any applicable Conversion Closing Date, whether or not declared and whether or not earnings are available in respect of such dividends and assuming solely for the purposes of this definition that such dividends are paid in cash in accordance with Section 6(A)(iii), and (y) any dividends declared on the Common Stock in an amount equal to the product of (A) the per-share dividend on Common Stock multiplied by (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock on the date such dividend is declared on the Common Stock. In the event the Company shall declare a distribution on the Common Stock payable in securities or property other than cash, the value of such securities or property will be the fair market value. Any such securities shall be valued as follows: (i) if traded on an Exchange, the value shall be deemed to be the average of the closing prices of the securities on such Exchange over the thirty (30) Trading Day period ending three (3) calendar days prior to such declaration; (ii) if actively traded on another market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Trading Day period ending three (3) calendar days prior to such declaration; and (iii) if there is no active market, the value shall be the fair market value thereof, as determined in good faith by the Board over the thirty (30) Trading Days period ending three (3) calendar days prior to such declaration.

"Subscription Agreement" means any Subscription Agreement by and between the Company and PALM FINANCE CORPORATION (among others) providing for Company's issuance of Series A Preferred Stock to Palm Finance Corporation.

"Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power sufficient, under ordinary circumstances, to elect a majority of the directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a least a majority ownership interest.

"Trading Day" means a day on which the price of the Common Shares is quoted on the Exchange.

3. Dividends and Distributions.

(A) Holders of record as of the end of each calendar quarter ("*Dividend Payment Date*") shall be entitled to receive, out of the assets of the Company legally available for that purpose, dividends on the Series A Preferred Stock at the Dividend Rate then in effect.

(B) Dividends payable on the Series A Preferred Stock shall be paid in cash provided that, at the option of the Company, dividends on the Series A Preferred Stock may be paid by the issuance of Common Stock if it is then traded on an Exchange. The number of shares of Common Stock to be issued in payment of a dividend shall be determined by dividing the amount of the dividend otherwise payable in cash by the Daily Market Price calculated as of the applicable Dividend Payment Date; provided,

however, that if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event. The number of shares of Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series A Preferred Stock owned by a Holder. .

(C) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.

(D) So long as any shares of the Series A Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to the Company by any of its wholly-owned Subsidiaries and (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends that the Holders of the Series A Preferred Stock are entitled to receive for all previous Dividend Periods shall have been paid and dividends on the Series A Preferred Stock for the subsequent four Dividend Periods shall have been designated and set aside in cash.

(E) If the Company pays dividends in cash, the Company shall be entitled to deduct and withhold from such dividend on the Series A Preferred Stock such amounts as the Company is required to withhold with respect to such dividend under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign tax law. In the event the Company pays a dividend on the Series A Preferred Stock by issuing Registered Common Stock to a Holder, on the Trading Day following the Dividend Payment Date, the Holder shall, at Holder's election, either (i) transfer to the Company by wire transfer an amount sufficient to satisfy such withholding tax obligations with respect to such dividend or (ii) notify the Company to satisfy such Holder's withholding tax obligations by electing to have the Company withhold from the shares of Registered Common Stock to be issued with respect to such dividend; provided, however, that such a Holder shall not be entitled to elect tax withholding in shares if to do so would result in a violation of the provisions of Section 16 of the Exchange Act and the rules and regulations thereunder. For purposes of determining the withholding amount, the dividend amount shall equal the applicable number of dividend shares multiplied by

the Daily Market Price on the Dividend Payment Date, and the tax withholding in shares will be calculated based on the Daily Market Price multiplied by the number of shares so withheld on the Dividend Payment Date.

4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the preference on liquidation of any Senior Securities that rank senior to the Series A Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series A Preferred Stock held by the Holder equal to the greater of (a) the Stated Value per share to and including the date full payment is tendered to Holders with respect to such Liquidation and (b) the amount the Holder would have received if the Holder had converted all outstanding shares of Series A Preferred Stock into Common Stock in accordance with the provisions of Section 6(A) hereof as of the Trading Day immediately preceding the date of such Liquidation (such greater amount being referred to herein as the "Liquidation Preference"), before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series A Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series A Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are *pari passu* with the Series A Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to Holders of the Series A Preferred Stock and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among Holders of the Series A Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to Holders of record of the Series A Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

5. Voting Rights. The Holders shall have the following voting rights with respect to the Series A Preferred Stock:

(A) Except as otherwise expressly provided herein or as required by law, the Holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(B) Other than as provided herein or required by law, there shall be no series voting.

(C) Each share of Series A Preferred Stock shall entitle the Holder thereof to the voting rights specified in Section 5(D), Section 5(E) and Section 5(F) and no other voting rights except as required by law.

(D) [Intentionally deleted].

(E) The consent of Holders of at least a Majority of the Series A Preferred Stock, voting separately as a separate class, in Person or by proxy, either in writing without a meeting or at an annual or a special meeting of Holders called for the purpose, shall be necessary to:

(i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

A. make dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of Holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other Capital Stock of the Company;

B. reduce the amount payable to Holders of the Series A Preferred Stock upon the Liquidation of the Company, or change the relative seniority of the Liquidation Preferences of Holders of the Series A Preferred Stock or the rights upon Liquidation of the holders of any other Capital Stock of the Company;

C. authorize the issuance of any additional Series A Preferred Stock; or

D. make the Series A Preferred Stock redeemable at the option of the Company

(ii) authorize or issue or sell, or obligate itself to authorize, issue or sell, any shares of Senior Securities or Parity Securities;

(iii) permit any Subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any security of such Subsidiaries;

(iv) increase or decrease (other than upon conversion pursuant to this Certificate) the total number of authorized shares of Common Stock or amend any provisions of any Common Stock so as to make such Common Stock redeemable by the Company;

(v) enter into any transaction, including but not limited to any employment, compensatory, production, distribution, licensing, financing, acquisition, disposition or other transaction, between the Company or any of its Subsidiaries, on the one hand, and any director, officer or affiliate of the Company or any of its Subsidiaries or their respective affiliates or family members, on the other hand; or

(vi) enter into or amend any agreement or understanding with respect to any of the foregoing.

(F) Except as to matters with respect to which Holders of the Series A Preferred Stock are entitled to vote separately as a class pursuant to this Section 5, the Holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted for a vote to the holders of Common Stock as if they held a number of shares of Common Stock equal to the Conversion Stock Amount of Common Stock. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be disregarded.

6. Conversion.

(A) Procedure for Conversion.

(i) General. Shares of Series A Preferred Stock are convertible at the option of the Holder thereof at any time, from time to time, in whole or in part, as follows:

A. The conversion of any or all shares of Series A Preferred Stock may be effected by the delivery by the Holder to the Company of a duly executed written notice of conversion, substantially in form and substance as attached to the Subscription Agreement (the "*Conversion Notice*"), by facsimile, mail or overnight courier delivery, to the Company's address set forth in the Subscription Agreement specifying the number of shares of Series A Preferred Stock to be converted.

B. The closing of a conversion (a "*Conversion Closing*") shall take place (a) on the later of (1) on the third (3rd) Trading Day following and excluding the date the Conversion Notice is delivered and (2) such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (b) any other date upon which the Holder and the Company mutually agree (a "*Conversion Closing Date*").

(ii) Conversion Price. The Series A Preferred Shares shall be converted into Company's Common Stock at a price specified in the Subscription Agreement ("*Conversion Price*").

(iii) Conversion of Series A Preferred Stock. If a Conversion Notice is duly given with respect to shares of Series A Preferred Stock, then such shares of Series A Preferred Stock shall be converted into that number of shares ("*Conversion Stock Amount*") of Common Stock which is then trading on the Exchange at the Conversion Closing Date equal to (A) the aggregate Stated Value of such shares of Series A Preferred Stock divided by (B) the Conversion Price. On the applicable Conversion Closing Date, the Holder shall surrender the

certificate(s) representing the shares of Series A Preferred Stock to be converted to the Company at the address set forth for notices to the Company in the Subscription Agreement, and Parent or the Company (as the case may be), at its expense (including payment by it of any applicable issue taxes), shall cause to be issued in the name of and delivered to the Holder the Conversion Stock Amount of duly authorized, validly issued, fully paid and non-assessable shares of Company's Common Stock as the Holder may direct at the election of the Holder, (i) via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (ii) if DWAC is unavailable, by delivery of one or more original certificates representing shares of Common Stock, as the case may be, delivered via Federal Express to the address instructed by the Holder in writing, and a copy of the airbill evidencing that such documents have been sent

(iv) Holder of record. Each conversion of Series A Preferred Stock shall be deemed to have been effected immediately before the close of business on the business day on which the Conversion Notice is delivered (except, that, for purposes of calculation of the Stated Value, dividends shall accrue until and including the Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion as provided in Section 6(A)(iii) shall be deemed to have become the Holder or Holders of record thereof.

(v) Partial conversion. If any conversion is for only part of the shares represented by the certificate surrendered, the Company shall send a new Series A Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series A Preferred Stock which have not been converted via reputable overnight courier to such address specified by the Holder.

(B) Reservation of Shares. The Company shall at all times reserve for issuance such number of its shares of Common Stock as may be required to satisfy its obligations under this Certificate.

(C) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share of Common Stock, as the case may be, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion shall be paid to the Holder in cash by the Company. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock, as the case may be, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(D) Adjustment for Stock Splits and Combinations. If, at any time or from time to time, after the date that the Series A Preferred Stock is issued (the "Original Issue Date"), Company effects a subdivision of the outstanding Common Stock without a

corresponding subdivision of the Series A Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company or Parent combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this section (E) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(E) Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time, after the Original Issue Date, the Company pays to holders of Common Stock any dividend or other distribution in the form of additional shares of Common Stock without a corresponding dividend or other distribution to Holders of Series A Preferred Stock, the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Conversion Price shall be adjusted by multiplying each such Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or other distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section (E) to reflect the actual payment of such dividend or distribution.

(F) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Liquidation in accordance with Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event such holder of Series A Preferred Stock

shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof, In any case, appropriate adjustment shall be made in the application of the provisions of this Section 6 which respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

7. Status of Converted and Redeemed Shares; Limitations on Series A Preferred Stock. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series A Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series A Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series A Preferred Stock. The Company will not issue any further shares of Series A Preferred Stock.

8. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.